Exhibit 99.2

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Authorizes Additional $250 Million for Share Repurchase

FORT LAUDERDALE, Fla., February 19, 2016 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors has authorized the repurchase of up to an additional $250 million of AutoNation’s common stock. With the increased authorization, AutoNation has approximately $250 million total Board authorization remaining for share repurchases as of February 19, 2016. AutoNation has approximately 104 million shares outstanding as of February 18, 2016.

About AutoNation, Inc.

AutoNation is America’s largest automotive retailer, currently owning and operating 373 new vehicle franchises from coast to coast. AutoNation sold its 10 millionth vehicle in 2015, the first automotive retailer to reach this milestone. AutoNation is also the only automotive retailer to guarantee every vehicle retailed is recall-free. A commitment to delivering a peerless experience through customer-focused sales and service processes is what drives AutoNation’s success. AutoNation is transforming the automotive industry through bold leadership, technology and innovation.

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